Exhibit 10.1

SUSQUEHANNA BANCSHARES, INC.

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”), is made as of this 20th day of December, 2011, by and between Ed Balderston, Jr. (“Consultant”) with an address of [                                                 ], and Susquehanna Bancshares, Inc. (“Company”) with its corporate headquarters at 26 North Cedar Street, Lititz, Pennsylvania 17543-7000.

W I T N E S S E T H:

WHEREAS, Company wishes to retain Consultant to provide certain consulting services to Company as set forth in Paragraph 1 below (the “Services”); and

WHEREAS, Consultant has agreed to provide the Services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, Consultant and Company agree as follows:

1. Services.

(a) During the Term (as defined in Paragraph 4 below), Consultant shall provide strategic marketing and advisory services to Company on an as needed basis (the “Services”). Consultant shall, at the discretion of Company, provide Services to Company either remotely or at Company’s offices. Consultant agrees to use his best efforts in connection with performing the Services under this Agreement, and Consultant will report to Company’s Chief Executive Officer. Consultant acknowledges and agrees that Consultant does not have the authority to bind Company with respect to any matters, including the execution of agreements, without the express written consent of Company.

(b) Company and Consultant acknowledge and agree that it is reasonably anticipated that Consultant’s Services hereunder will require Consultant to render Services during the Term at a level that will not exceed 20% of the average level of Consultant’s services as an employee of Company over the preceding 36-month period. The parties acknowledge that, for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Consultant will have undergone a “separation from service,” within the meaning of section 409A of the Code, from Company upon the date of Consultant’s termination of employment with Company on December 31, 2011.

2. Fees. Consultant shall be paid at a per diem rate for the Services of $925.00. Consultant shall submit invoices detailing hours with descriptions of activities and the time dedicated thereto and such invoices shall be paid within fifteen (15) days of submission.

3. No Benefits; Taxes; Travel Expenses.

(a) Consultant is not an employee of Company and will not be entitled to participate in, or receive any, benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of his entering into this Agreement.

(b) Consultant shall be responsible for all estimated, withholding, social security, disability, unemployment, self employment and other taxes, imposed on Consultant by the federal government or any other domestic or non-domestic, federal, state, or local tax authority.

(c) Company shall reimburse Consultant for his reasonable travel expenses associated with rendering the Services; provided, however, that Consultant is not authorized to incur any expenses on behalf of Company without prior written consent of Company’s Chief Executive Officer, and all statements submitted by Consultant for services and expenses shall be in the form prescribed by Company and shall be accompanied by receipts for all expenses.

4. Term and Termination. The term of this Agreement (the “Term”) shall commence on January 1, 2012 and, shall be terminable by either party for any reason or no reason upon thirty (30) days advance written notice. The effective date of the termination set forth in the written notice will be the “Termination Date.” Paragraphs 5 through 15 hereof shall survive the termination or expiration of this Agreement.

5. Non-Competition and Non-Interference.

(a) During the Term, Consultant will not directly or indirectly (on his own behalf or as a partner, shareholder, or other owner or as an agent, consultant, officer or director) lend money or credit to, invest in, own any interest in, engage in or with, or otherwise participate in or with, any person (including any entity or any natural person or persons) that competes with the business of Company. Consultant understands that this agreement not to compete is an essential element of this Agreement and that Company would not have entered into this Agreement without this agreement not to compete having been included in it. Consultant acknowledges that the agreement not to compete is reasonable and appropriate in all respects and in the specific context of Company’s business.

(b) In furtherance, and not in limitation, of Paragraph 5(a) above, during the Term, Consultant shall not directly or indirectly perform any services for (i) any competitor of Company or (ii) any person or entity where the provision of such services would directly or indirectly result in a potential negative impact on Company’s business, without the prior written consent of Company which consent may be withheld or delayed in the sole discretion of Company.

6. Confidential Information. During the Term, and at any time thereafter, Consultant shall not, without the consent of the Company’s Chief Executive Officer, disclose to any person, firm or corporation (except, during the Term, to the extent necessary to perform his duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, Consultant lists, prospective Consultant lists, letters, records or any other confidential information relating to the business of Company or any persons or entities controlling, controlled by or under common control with the Company (“Affiliate”) of Company and shall not, without the consent of the Company’s Chief Executive Officer, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of Company or any Affiliate.

7. Non-Disparagement. Upon the Termination Date, Consultant shall not malign, criticize, or otherwise disparage Company, the Affiliates or their respective officers, Consultants or directors.

8. Delivery of Records and Injunctive Relief.

(a) Upon the Termination Date, Consultant shall deliver to Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, Consultant lists, prospective Consultant lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of Company, and Consultant shall not remove any of such records either during the Term or upon the Termination Date.

(b) Consultant understands that in the event of a violation of the provisions of this Paragraph 8, Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 8 shall be in addition to any legal or equitable remedies existing between Consultant and Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

9. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that Consultant’s obligations under Paragraphs 5, 6, 7, and 8 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

10. No Agency Relationship. This Agreement does not, and shall not be deemed to, make either party hereto the agent or legal representative of the other for any purpose whatsoever. Neither party shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever.

9. Independent Contractor. In making and performing this Agreement, Consultant shall act at all times as an independent contractor and nothing contained in this Agreement shall be construed or implied to create between Consultant and Company an agency, partnership, or employee-employer relationship, or to create between Consultant and Company any other form of legal association or arrangement which imposes liability upon one party for the act or failure to act of the other party.

10. Assignment. This Agreement (including, without limitation, Paragraph 5 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of Consultant and the successors and assigns of Company. The Consultant may not assign or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of Company.

11. Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a) Notices to Company shall be sent to:

Susquehanna Bancshares, Inc.

Attn. Director of Human Resources

26 North Cedar Street P.O. Box 1000

Lititz, PA 17543-7000

(b) Notices to Consultant shall be sent to the most recent address on file with Company.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties, including without limitation the Amended and Restated Employment Agreement between the Company and Consultant, effective January 1, 2009.

13. Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws.

14. Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures.

15. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name: William J. Reuter
Title: Chairman and Chief Executive Officer

By:	/s/ Ed Balderston, Jr.
Ed Balderston, Jr.

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